As filed with the Securities and Exchange Commission on May 13, 1999.

                                                    Registration No. 333-_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             UNITED NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation or Organization)


          6712                                        22-2894827
(Primary Standard Industrial                (I.R.S. Employer Identification No.)
 Classification Code Number)


                               1130 Route 22 East
                                  P.O. Box 6000
                       Bridgewater, New Jersey 08807-0010
                                  908-429-2200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   1997 LONG-TERM INCENTIVE STOCK BENEFIT PLAN
                        1993 INCENTIVE STOCK OPTION PLAN
                  1993 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
       (FORMERLY PLANS OF RARITAN BANCORP INC.) (COLLECTIVELY THE "PLANS")
                            (Full title of the Plan)

        Thomas C. Gregor, Chairman, President and Chief Executive Officer
                             United National Bancorp
                               1130 Route 22 East
                                  P.O. Box 6000
                       Bridgewater, New Jersey 08807-0010
                                  908-429-2200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:

                            MICHAEL W. ZELENTY, ESQ.
                          Pitney, Hardin, Kipp & Szuch
                                  P.O. Box 1945
                        Morristown, New Jersey 07962-1945
                                 (973) 966-8125


                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                    Proposed maximum       Proposed maximum
  Title of securities         Amount to be           Offering price       Aggregate offering          Amount of
    to be registered         Registered (1)          per share (3)             Price (3)          Registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock, $1.25 par     46,922 shares (2)            $23.65625            $1,109,999               $309
value
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


--------------------------

(1) This Registration Statement also covers, in addition to the number of shares of Common Stock stated above, such indeterminable number of shares of Common Stock as may become subject to the Plans as a result of the anti-dilution provisions thereof. This number was calculated by multiplying the number of outstanding Raritan shares (29,418) by the agreed upon merger exchange ratio (1.595).

(2) Of the 46,922 shares to be registered hereby, 21,800 shares are being registered for issuance under the 1997 Long-Term Incentive Stock Benefit Plan, 7,178 shares are being registered for issuance under the 1993 Incentive Stock Option Plan, and 17,944 shares are being registered for issuance under the 1993 Stock Option Plan for Outside Directors.

(3) Estimated in accordance with Rule 457(h)(1) solely for purposes of calculating the registration fee based upon the average of the high and low sales price of the Common Stock on the Nasdaq National Market System on May 10, 1999 as reported in The Wall Street Journal.

                                     PART I
             INFORMATION REQUIREMENT IN THE SECTION 10(a) PROSPECTUS

ITEM 1            Plan Information

         Not filed with this Registration Statement.

ITEM 2            Registrant Information and Employee Plan Annual Information

         Not filed with this Registration Statement.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3            Documents Incorporated By Reference

      The following documents filed by United National Bancorp (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998

    2. Current Reports on Form 8-K filed with the Commission on February 4, 1999, April 15, 1999 and April 28, 1999 and Form 8-K/A on February 17, 1999.

    3. The description of the Company's common stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to
         Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4            Description of Securities

         Not applicable.

ITEM 5            Interests of Named Experts and Counsel

         Certain legal matters relating to the issuance of the shares of the Company's Common Stock offered hereby have been passed upon by Pitney, Hardin, Kipp & Szuch, counsel to the Company. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch beneficially own 4812 shares of the Company's Common Stock as of May 13, 1999.

         The combined consolidated financial statements of the Company as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said form as experts in accounting and auditing.

ITEM 6            Indemnification of Directors and Officers

                  Indemnification. The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

                  With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

                  The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors;
(ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

                  A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

                  Exculpation. Article 4 of the certificate of incorporation of United National Bancorp provides:

                           1. Elimination of Certain  Liability of Directors.  A
                  director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                           2.  Elimination  of Certain  Liability  of  Officers.
                  Unless provided otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

                           3. Repeal or Modification of this Article. Any repeal
                  or modification of the foregoing paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by United National Bancorp in 1987.

ITEM 7            Exemption from Registration Claimed

           Not applicable.

ITEM 8            Exhibits

    5    Opinion  of  Pitney,   Hardin,  Kipp  &  Szuch  regarding  legality  of
         securities

    23.1 Consent of KPMG LLP

    23.2 Consent of Pitney, Hardin, Kipp & Szuch (contained in the opinion included as Exhibit 5)

    24   Power of Attorney for Directors and Executive Officers.

ITEM 9            Undertakings

  1.     The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bridgewater, State of New Jersey, on April 28, 1999.


                                   UNITED NATIONAL BANCORP

                                   THOMAS C. GREGOR
                               By: ______________________________
                                   Thomas C. Gregor, Chairman,
                                   President and Chief Executive Officer




                  Signature                                     Title                      Date


THOMAS C. GREGOR
----------------------------------                Chairman, President and Chief       April 28, 1999
Thomas C. Gregor                                        Executive Officer

DONALD W. MALWITZ
----------------------------------                 Vice President and Treasurer       April 28, 1999
Donald W. Malwitz                                 (Principal Financial Officer)

A. RICHARD ABRAHAMIAN
----------------------------------                  Senior Vice President and         April 28, 1999
A. Richard Abrahamian                              Chief Accounting Officer of
                                                       United National Bank
                                                  (Principal Accounting Officer)
GEORGE W. BLANK
----------------------------------                            Director                April 28, 1999
George W. Blank

DONALD A. BUCKLEY
----------------------------------                            Director                April 28, 1999
Donald A. Buckley

C. DOUGLAS CHERRY
----------------------------------                            Director                April 28, 1999
C. Douglas Cherry

CHARLES E. HANCE
----------------------------------                            Director                April 28, 1999
Charles E. Hance

WILLIAM T. KELLEHER, JR.
----------------------------------                            Director                April 28, 1999
William T. Kelleher, Jr.

JOHN P. KOPICKI
----------------------------------                            Director                April 28, 1999
John R. Kopicki

ANTONIA S. MAROTTA
----------------------------------                            Director                April 28, 1999
Antonia S. Marotta

JOHN W. McGOWAN III
----------------------------------                            Director                April 28, 1999
John W. McGowan III

PATRICIA A. McKIERNAN
----------------------------------                            Director                April 28, 1999
Patricia A. McKiernan

CHARLES N. POND, JR.
----------------------------------                            Director                April 28, 1999
Charles N. Pond, Jr.

ARLYN D. RUS
----------------------------------                            Director                April 28, 1999
Arlyn D. Rus

PAUL K. ROSS
----------------------------------                            Director                April 28, 1999
Paul K. Ross

DAVID R. WALKER
----------------------------------                            Director                April 28, 1999
David R. Walker


----------------------------------                            Director                April __, 1999
Ronald E. West

GEORGE J. WICKARD
----------------------------------                            Director                April 28, 1999
George J. Wickard


                                INDEX TO EXHIBITS


Exhibit 5         Opinion Letter of Pitney, Hardin, Kipp & Szuch

Exhibit 23.1      Consent of KPMG LLP

Exhibit 23.2 Consent of Pitney, Hardin, Kipp & Szuch (contained in the opinion included as Exhibit 5)

Exhibit 24        Power of Attorney for Directors and Executive Officers